SallieMae N E W S    R E L E A S E

FOR IMMEDIATE RELEASE

Sallie Mae Closes Transactions to Acquire $27 Billion of
Federal Student Loan Assets From The Student Loan Corporation

RESTON, Va., Jan. 3, 2011—SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, announced that on Dec. 31, 2010, it successfully closed its transaction to acquire $27 billion of securitized federal student loans and related assets from The Student Loan Corporation (NYSE: STU), a subsidiary of Citibank, N.A. Originally announced in September, the transaction adds 1.3 million customers to Sallie Mae’s customer base.

“We are pleased to welcome our new customers and to bring them our first-class customer care, college saving, and online banking offerings to help them achieve their education and financial goals,” said Albert L. Lord, vice chairman and CEO of Sallie Mae, the nation’s only financial services company specializing in education.

The company now manages or services more than $200 billion in federal student loans and $36 billion in private student loans. Sallie Mae is the largest provider of private student loans, offering among the lowest interest rates, pioneering consumer protections, and repayment terms that enable students to graduate with less debt. Sallie Mae’s Smart Option Student Loan is the private education loan chosen by the National Education Association Member Benefits Corporation and 250 banks and credit unions.

Details of the transaction are included in a Form 8-K filed with the Securities and Exchange Commission.

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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s only financial services company specializing in education. Sallie Mae’s saving programs, planning resources and financing options have helped more than 31 million people make the investment in higher education. The company manages or services more than $236 billion in education loans and serves 11 million student and parent customers. Its affiliate Upromise Investments, Inc., manages $27 billion in 529 college savings plans, and members of Upromise by Sallie Mae have earned more than $575 million in rewards to help pay for college. Sallie Mae offers services to a range of institutional clients, including colleges and universities, student loan guarantors and state and federal agencies. More information is available at www.SallieMae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

CONTACTS:
Media Investors
Martha Holler, (703) 984-5178, martha.holler@SallieMae.com
Patricia Nash Christel, (703) 984-5382, patricia.christel@SallieMae.com
Steve McGarry, (703) 984-6746, steven.mcgarry@SallieMae.com
Joe Fisher, (703) 984-5755, joe.fisher@SallieMae.com

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